Exhibit 99.1

Ideal Power Reports First Quarter 2016 Financial Results

Management to Host Conference Call at 4:30 p.m. ET

AUSTIN, TX – May 12, 2016 -- Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, reported results for its first quarter ended March 31, 2016.

Key First Quarter 2016 and Subsequent Highlights:

•	Introduced new SunDial™ solar photovoltaic (PV) string inverter.

•	Signed first licensing agreement with a Fortune Global 500 Company for our SunDial product.

•	Successfully tested Bi-Directional Bi-Polar Junction TRANsistor (B-TRAN™) silicon dies with semiconductor fabricator.

•	Successfully tested and demonstrated a new Variable Frequency Drive (VFD) based on award-winning, patented Power Packet Switching Architecture™ (PPSA).

•	Entered into a distribution agreement with WESCO International, Inc. (NYSE: WCC) for 30kW and 125kW PCS.

•	Signed a Master Purchase Agreement with Powin Corporation to supply 30kW and 125kW PCS for Powin's portfolio of commercial battery energy storage systems (BESS).

•	Partnered with Austin Energy on U.S. DOE-funded projects to integrate solar PV and storage for commercial sites.

•	Completed qualification for Hawaii Electric Company (HECO) listing of our 30kW PCS.

•	Order backlog of $4.9 million at March 31, 2016.

•	Currently have 46 issued patents, including 13 issued patents for B-TRAN and over 100 patent applications pending.

"We accomplished several initiatives to diversify our product portfolio beyond our initial target market of standalone energy storage,” stated Dan Brdar, chairman and CEO. “We have now signed our first licensing agreement for our PPSA-based technology. The licensing agreement is for our SunDial product, a solar PV inverter that is ‘future proof’ with a field-upgradable, bi-directional energy storage port and our first dedicated product for the solar + storage market. Further, we concluded the first quarter of 2016 with exciting technological developments as we successfully tested both B-TRAN silicon dies and our PPSA technology as a variable frequency drive. These achievements all relate to multi-billion-dollar market opportunities and set the stage for significant growth later in 2016 and beyond.”

Continued Mr. Brdar, “On the macro front, we saw positive developments this quarter for the solar + storage, microgrid and commercial and industrial storage sectors but our leading market for standalone storage, California, experienced significant headwinds due to delays in awards under the state’s Self Generation Incentive Program (SGIP), which provides economic incentives for storage projects. On a positive note, the total SGIP storage funding submissions exceeded $200 million and signal the growing demand for energy storage systems. We are confident this will be resolved in the coming months and the temporary softness experienced within the California standalone storage market will rebound later this year.”

First Quarter 2016 Financial Results

•	Q1 2016 product revenue totaled $497 thousand versus $1.2 million in Q1 2015, with approximately 80% of Q1 2016 revenue related to products introduced in 2015.

•	Q1 2016 gross margins were 0.4% compared to 1.3% gross margins in Q4 2015 and 14.9% gross margins in Q1 2015, with some compression in Q1 2016 and Q4 2015 gross margins due to the late 2015 introduction of our new 125kW PCS at low initial production volumes and lower Q1 2016 revenue.

•	Q1 2016 net loss was $2.8 million compared to Q1 2015 net loss of $2.2 million on higher research and development expenses.

•	Higher research and development spending resulted from the engagement of a second semiconductor fabricator for B-TRAN power switch development and the addition of personnel to focus on expanding our product portfolio.

•	Cash and cash equivalents totaled $12.3 million on March 31, 2016 with no long-term debt outstanding.

"The first quarter of 2016 from a financial perspective demonstrated increased capital deployment to R&D with our B-TRAN development program and we expect this metric to return to a more normalized rate later this year,” said Tim Burns, Chief Financial Officer of Ideal Power. “Our revenue was impacted by the delays in awards under California’s SGIP and the Coda Energy bankruptcy, but we are confident these issues are a short-term aberration relative to our top-line performance. We ended the first quarter of 2016 with a strong balance sheet with $12.3 million in cash and no long-term debt outstanding.”

Conference Call Details

Ideal Power CEO Dan Brdar and CFO Tim Burns will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, May 12, 2016
Time:	4:30 pm ET, 1:30 pm PT
Toll-free dial-in number:	1-888-505-4368
International dial-in number:	1-719-325-2495
Conference ID:	4307046

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=119430 and via the investor relations section of the Company’s website at www.IdealPower.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time through June 12, 2016.

Toll-free replay number:	1-877-870-5176
International replay number:	1-858-384-5517
Replay ID:	4307046

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including commercial grid storage, combined solar and storage, microgrids, electrified vehicle charging and variable frequency drives. Ideal Power also has a capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our statements that we accomplished several key initiatives that will allow us to diversify our product portfolio beyond our initial target market of standalone storage, that the California standalone storage market will rebound later this year, that our technological achievements in the first quarter will set the stage for significant growth later this year and beyond and our confidence that issues with California’s Self Incentive Generation Program and the Coda Energy bankruptcy are a short-term aberration relative to our top-line performance. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether the demand for energy storage products will grow at a pace consistent with our expectations, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of power conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Media Contact:
Mercom Communications
Wendy Prabhu
1.512.215.4452
idealpower@mercomcapital.com

Investor Relations Contact:
MZ North America
Matt Hayden
1.949.491.8235
IPWR@mzgroup.us
www.mzgroup.us

IDEAL POWER INC.

BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,278,458	$15,022,286
Accounts receivable, net	447,771	872,874
Inventories, net	720,568	648,009
Prepayments and other current assets	290,769	296,355
Total current assets	13,737,566	16,839,524

Property and equipment, net	951,652	925,899
Intangible assets, net	1,791,283	1,466,811
Other assets	17,920	17,920
Total Assets	$16,498,421	$19,250,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$764,054	$1,338,828
Accrued expenses	1,186,953	1,240,093
Total current liabilities	1,951,007	2,578,921

Long-term liabilities	259,476	-
Total liabilities	2,210,483	2,578,921

Commitments

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,557,747 and 9,549,544 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	9,558	9,550
Additional paid-in capital	51,176,458	50,757,414
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(36,895,421)	(34,093,074)
Total stockholders’ equity	14,287,938	16,671,233
Total Liabilities and Stockholders’ Equity	$16,498,421	$19,250,154

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2016	2015

Product revenue	$496,644	$1,197,991
Cost of product revenue	494,754	1,019,501
Gross profit	1,890	178,490

Operating expenses:
Research and development	1,479,985	992,232
General and administrative	920,331	910,777
Sales and marketing	412,530	472,952
Total operating expenses	2,812,846	2,375,961

Loss from operations	(2,810,956)	(2,197,471)

Interest income	8,609	4,473

Net loss	$(2,802,347)	$(2,192,998)

Net loss per share – basic and fully diluted	$(0.29)	$(0.31)

Weighted average number of shares outstanding – basic and fully diluted	9,545,982	7,055,458

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,802,347)	$(2,192,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	86,999	32,803
Write-down of inventory	4,242	(16,454)
Write-off of fixed assets	992	—
Write-off of capitalized patents	24,753	69,482
Stock-based compensation	383,516	353,159
Fair value of warrants issued for services	—	25,470
Decrease (increase) in operating assets:
Accounts receivable	425,103	(386,949)
Inventories	(76,801)	33,831
Prepaid expenses	5,586	(485)
Increase (decrease) in operating liabilities:
Accounts payable	(574,774)	245,768
Accrued expenses	(53,140)	244,110
Net cash used in operating activities	(2,575,871)	(1,592,263)

Cash flows from investing activities:
Purchase of property and equipment	(100,382)	(150,343)
Acquisition of intangible assets	(103,111)	(84,843)
Net cash used in investing activities	(203,493)	(235,186)

Cash flows from financing activities:
Exercise of options and warrants	35,536	84,813
Net cash provided by financing activities	35,536	84,813

Net decrease in cash and cash equivalents	(2,743,828)	(1,742,636)
Cash and cash equivalents at beginning of period	15,022,286	7,912,011
Cash and cash equivalents at end of period	$12,278,458	$6,169,375